Exhibit 11- Statement Re Computation of Earnings Per Share

	Three Months Ended
	June 30,
	2009	2008
Basic:
Average shares outstanding	13,383,359	13,380,920
Net income available to common shareholders	$ 2,641,273	$ 6,332,111
Per share amount	$0.20	$0.47
Diluted:
Average shares outstanding	13,383,359	13,380,920
Net effect of dilutive stock options and warrants - based on the treasury stock method using average market price	497,462	9,720
Diluted shares	13,880,821	13,390,640
Net income available to common shareholders	$ 2,641,273	$ 6,332,111
Per share amount	$0.19	$0.47

Note:  Antidilutive stock options totaling 512,925 shares were not included in the calculation of diluted earnings per share for the three months ended June 30, 2009. Antidilutive stock options totaling 627,124 shares were not included in the calculation of diluted earnings per share for the three months ended June 30, 2008.

	Six Months Ended
	June 30,
	2009	2008
Basic:
Average shares outstanding	13,383,965	13,381,089
Net income available to common shareholders	$20,729,008	$(8,821,169)
Per share amount	$1.55	$(0.66)
Diluted:
Average shares outstanding	13,383,965	13,381,089
Net effect of dilutive stock options and warrants - based on the treasury stock method using average market price	363,674	NA
Diluted shares	13,747,639	13,381,089
Net income available to common shareholders	$20,729,008	$(8,821,169)
Per share amount	$1.51	$(0.66)

Note:  Antidilutive stock options totaling 557,790 shares were not included in the calculation of diluted earnings per share for the six months ended June 30, 2009. Because of the Company's loss from continuing operations, no potential common shares were included in the calculation of diluted earnings per share for the six months ended June 30, 2008.